4 20Confer
Exhibit 99.2
Scott:
Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss fourth quarter results. Presenting on today’s call are Stephen Lebovitz, President and CEO, Farzana Khaleel, Executive Vice President and CFO and Katie Reinsmidt, Senior Vice President of Investor Relations and Corporate Investments.
This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measure will be included in today’s earnings release and supplemental that is furnished on Form 8-K and available in the investing section of the website at cblproperties.com.
I will now turn the call over to Mr. Lebovitz for his remarks. Please go ahead sir.
Stephen:
Thank you, Scott and good morning everyone.
Our results in 2016 were excellent and I am proud of the entire CBL team for what we accomplished last year. We achieved portfolio same-center NOI growth of 2.3% and adjusted FFO growth of 3.9% to $2.41 per share. We had a record year for dispositions, with the sale of eight malls, five community centers and five office buildings generating almost $370 million in proceeds. Our balance sheet is stronger than ever with the lowest total debt balance in ten years and debt-to-ebitda of 6.5 times, one of the lowest multiples in the mall sector.
The strong demand for space in our properties was demonstrated by the 120 basis point occupancy increase in the portfolio to 94.8% and the 50 basis point increase to 94.2% in same-center malls. In total for the year, we leased approximately 4.3 million square feet with average stabilized mall leasing spreads of 7.6%, including new lease spreads of 28% and renewal spreads of 1.2%. We expect to achieve similar results in 2017.
Sales during the fourth quarter were down approximately 2%. Gains in late December were not able to compensate for declines recorded in October and November. For the full year, our portfolio generated sales per square foot of $376 representing a 1.6% decline on a same-center basis. Major contributors to the overall decline were two properties in energy sensitive markets, which suffered sales declines in the teens as well as declines at certain border malls. With the recent stabilization in energy prices, we are optimistic that 2017 will be a better year for sales at these properties. Our expectation for the portfolio in 2017 is flat to slightly positive sales growth.
We closed on the previously announced disposition of three Tier-3 malls during the quarter for $32.25 million. Three outparcels related to one of the malls were sold separately generating another $5.3 million in proceeds. We completed the sale of a community center in Palm Coast, FL for $8.5 million and closed on the sale of four office buildings in Greensboro that were owned in a 50/50 joint venture, generating $13.0 million in proceeds at our share. In total, in 2016 we closed approximately $370 million in asset sales, including $144 million of related debt retired or assumed, generating net equity of approximately $226 million. These proceeds helped fund our significant year-over-year debt reduction as well as investments in our existing portfolio.
As we move forward in 2017, we expect to bring our strategic transformation program to a close, having satisfied the goals we originally set forth. Portfolio sales have increased from $356 to $376 per square foot and tier 3 assets now are only 6% of mall NOI. With the restructure of the Cary Towne Center loan and the foreclosure of the three lender properties, we have executed transactions on 18 of the 25 malls we originally identified. We are in discussions with potential buyers on several of the remaining malls and hope to execute on those transactions later this year. We have also made the decision to hold back a couple of centers from our original list due to improvements in their market that have created new opportunities for growth. Going forward, we will maintain a normal asset recycling discipline, regularly reviewing our portfolio to make sure we are staying on top of market changes and opportunistically executing transactions.
We were also excited to announce our recent anchor transactions. Last week, we completed the acquisition of three owned Macy’s stores and we are working on redevelopment plans for each location. Once we have signed leases, we will announce further details including anticipated costs and returns. The fourth location that Macy’s is expected to close, is a leased location. We are excited to announce that Dillard’s will replace the closing Macy’s. Construction is expected to start in April, with an opening anticipated this fall.
The Sears transaction gives us control of five stores and two auto centers through a sale-leaseback. Sears will continue to operate all locations on a ten-year lease, which we have the right to terminate at any time upon six-months notice. The transaction will generate an immediate return while we finalize plans for redevelopment. These locations are excellent real estate and were selected for their redevelopment prospects. While we are still early in the planning stages, based on our history we anticipate an additional aggregate redevelopment cost for the eight Macys and Sears stores and two auto centers in the range of $150 - $200 million over the next two to four years.
The acquisition of Sears and Macys locations are important in that they provide us with control of prime real estate for future redevelopment. With the completed dispositions over the past two years, our portfolio is stronger than ever. However, the retail environment is changing and the redevelopment of these department stores will provide us with important opportunities to bring exciting new uses to our properties as we position them for success in the future.
I will now turn the call over the Katie.

Katie:
Thank you, Stephen.
Our focus and proactive pursuit of underperforming anchor locations has resulted in an amazing opportunity to reinvent our properties. We’ve given this stat out before, but it’s important to remind everyone that since 2013, we have completed or have under construction 25 redevelopment projects representing an investment of roughly $250 million and generating an average return of 8.5%. This includes six projects completed in 2016 and four more that are currently under construction.
These projects create tremendous value at our centers, driving new traffic and sales for the entire property. Sales at CoolSprings Galleria increased double-digits after completing the redevelopment, dramatically improving the property’s valuation.

During the fourth quarter we completed construction on several redevelopment projects. At East Towne Mall in Madison, WI, we opened Planet Fitness in redeveloped space. We opened Dick’s Sporting Goods and ULTA Beauty, replacing JCPenney at College Square in Morristown, TN, as well as Dunham’s Sports in a former Shopko at Northpark Mall in Joplin, MO.
We also started construction on a redevelopment of part of the Belk store at College Square that was previously used for storage. Planet Fitness will open in that space in the spring.
We added two expansions to our pipeline this quarter. At Parkdale Mall in Beaumont, TX, we started construction on the addition of two restaurants on an available pad at the property.
At Brookfield Square in Milwaukee, we will soon start construction on a project to add nearly 50,000-square-feet of restaurants and shops around the Bon-Ton store. Additions include Bar Louie, Asha Salon, Lucky 13 Pub, Pieology and others. Construction is expected to start this spring and open in spring 2018.
We have one ground-up project underway. The Outlet Shoppes at Laredo, our 65/35 joint venture with Horizon, which is on track to open this spring. The 350,000-square-foot center features a terrific retail line-up including Michael Kors, Brooks Brothers, Nike and Puma. We are approximately 80% preleased and look forward to a strong opening.
I will now turn the call over to Farzana to discuss our financial results.
Farzana:
Thank you, Katie.
We are pleased with our financial results and achievements in 2016. We had a productive year. We generated adjusted FFO growth of 3.9% to $2.41 per share. We achieved the high-end of our guidance range, primarily fueled by top-line growth and interest savings, which was offset by dilution from $370 million in asset sales throughout the year.
There were a number of factors impacting our results for the quarter and I wanted to take a moment to walk through some of the major variances:

•	We ended the year with slightly higher than anticipated interest expense due to the higher LIBOR rates as well as the bond offering completed in mid-December.

•
We completed dispositions of four office buildings, a community center and a number of outparcels in the fourth quarter, which had not been previously announced and resulted in additional FFO dilution.

•	Weaker than anticipated holiday sales resulted in less percentage rents.

•
The recovery ratio was slightly below our expectation and declined to 98% in the fourth quarter compared with 109% in the prior year period as a result of higher seasonal expense and lower tenant reimbursements. For the full-year our cost recovery ratio was 99.6% compared with 101.7% in 2015.

•
And, outparcel sale gains were higher than anticipated as we made the decision to accelerate our sales program given concerns over rising interest rates impacting the overall market for these assets. We achieved excellent pricing on these transactions in the 5-7% cap rate range.

•	G&A for the full year was in-line with our guidance range at $59.2 million, net of nonrecurring litigation expense and fees. This represents 5.7% of revenues compared with 5.9% for 2015.
Same-center NOI for the portfolio increased 30 basis points, bringing full-year growth to 2.3%. As we had said previously, we anticipated that fourth quarter NOI growth would decelerate. While base rents and other income were robust increasing $5.4 million, tenant reimbursements were down by $2.7 million and expenses were higher by $2.2 million.  The increase in expense was driven by higher seasonal expense as well as higher real estate taxes from increased assessments. For the full year, growth in the same-center pool was driven by occupancy increases and rental growth with revenues improving $17.3 million, partially offset by a $0.9 million increase in operating expense.
2017 FFO guidance is in the range of $2.26 to $2.33 per diluted share and same-center NOI growth of 0% to 1.5%. Our FFO guidance incorporates the dilution from announced asset sales, rent from the sale-leaseback transaction with Sears and higher interest expense, but does not include any unannounced transactions. Dispositions in 2016 will result in approximately $0.09 per share of FFO dilution for 2017. We are projecting stabilized mall occupancy to be relatively flat from prior-year end but expect that we will have a decline in the first part of the year as we absorb the January store closures from The Limited, Wet Seal and Aeropostale.
2016 was a transformational year for both our portfolio and our balance sheet. We ended the year with a total debt balance of $4.9 billion, representing a $440 million decline from 2015 and $1.7 billion decline from year-end 2008. We made substantial progress reducing our overall leverage, achieving a net debt-to-EBITDA multiple of 6.5 times compared with 6.8 times at the end of the prior-year period. We anticipate a further debt reduction of $190 million as the three malls in receivership are returned to the lender. The foreclosure of the $32 million loan secured by Midland Mall was completed this week. The foreclosures of Wausau Center and Chesterfield Mall are expected to be completed within the next few months.
We have extended our maturity schedule through 2026 with the successful completion in December of the $400 million unsecured bond issuance at a fixed coupon of 5.95%. Proceeds from the offering were utilized to reduce our lines of credit, resulting in an outstanding balance of only $6 million at year-end, leaving us availability of $1.1 billion. Our floating rate debt at year-end was reduced to 19% of total debt from 27% at third quarter end.
In 2016, we unencumbered eight properties. We retired the related property-level loans totaling $210 million with a weighted average interest rate of 5.5%, primarily through net proceeds from dispositions. At year-end over 51% of our consolidated NOI was unencumbered.
We completed four loan modifications in 2016, reducing the weighted-average interest rate from 6.3% to 4.75%. In December we completed the extension and modification of the $70.8 million loan secured by Greenbrier Mall. The loan was extended to December 2020. The interest rate was reduced from 5.91% to 5%, interest only. The increased cash flow from the property will fund several leasing upgrades.
We also completed the extension and modification of the $46.5 million loan secured by Cary Town Center. The term was extended through March 2021. The interest rate was reduced from 8.5% to 4%, interest only. Similar to Greenbrier, the increased cash flow will fund improvements and redevelopment activity.
In December we closed on a $60.0 million non-recourse loan secured by The Shops at Friendly Center in Greensboro, NC, which is owned in a 50/50 joint venture. The new loan has a term of six years and a fixed interest rate of 3.34%. Proceeds were used to retire the maturing $38.0 million loan, which had a fixed interest rate of 5.9%. Our share of $11 million in net proceeds was used to reduce our lines of credit.
In 2017, we have $336 million of loans maturing. Year-to-date we have retired three property-specific loans totaling $70 million secured by associated centers next to three of our best malls. We added these properties to our unencumbered pool. We are evaluating whether to retire or refinance the loans secured by Layton Hills Mall and Acadiana Mall with an aggregate balance of $216 million and plan to refinance the $62 million loan secured by The Outlet Shoppes at El Paso.

The progress we’ve made over the past 24 months in reducing our debt balance, lengthening our maturity schedule and reducing our variable rate exposure provides us with the flexibility to fund our business and take advantage of the various opportunities ahead. Our priorities going forward are to continue the progress we’ve made to enhance our credit metrics, grow EBITDA and reduce debt. I’ll now turn the call over to Stephen for concluding remarks.
Stephen:
Thank you, Farzana.
We are pleased to report strong results for the year, but I assure you we are not resting on our accomplishments. While there will always be challenges, our business is healthy, our retailers are profitable and we are excited about the opportunities we have to transform our centers. We live and breathe retail real estate on a daily basis, and we understand both the obstacles and opportunities that face our industry. And we know that we cannot sit still. It’s from that perspective that I encourage you to ignore the negative headlines. Malls are not dead - in fact far from it. CBL properties are vibrant suburban town centers that hold the dominant position in their market. They are places to shop, but they are also social centers where you can be entertained, eat, work-out, hang-out and experience life. Our centers are important and unique in their markets and they are getting even better. We are embracing new technologies to better serve our retailers and their customers and looking at new ways to integrate online and in-store. This constant evolution and search for innovation will allow us to bring new and captivating experiences to CBL centers producing success now and into the future.
We appreciate your continued support and would be happy to take your questions at this time.